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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statements No. 333-105311, 333-14971, 333-26219, 333-50816, and 333-61835 on Form S-8 of our
reports dated March 14, 2005, relating to the consolidated financial statements and financial statement schedule of United Auto Group, Inc. and subsidiaries (the "Company") (which reports express an unqualified opinion and includes an explanatory paragraph relating to the Company's change in accounting for certain consideration received from vendors to conform with Emerging Issues Task Force Issue 02-16) and management's reports on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of United Auto Group, Inc. for the year ended December 31, 2004.




New York, New York
March 14, 2005